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                                                                      Exhibit 11
                           J. C. PENNEY COMPANY, INC.
                          and Consolidated Subsidiaries

                  Computation of Net Income Per Common Share
                  ------------------------------------------
              (Amounts in millions except per common share data)



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

                                                                              26 Weeks Ended
                                                          --------------------------------------------------------
                                                                  July 26, 1997                 July 27, 1996
                                                          --------------------------     -------------------------
                                                            Shares          Income         Shares         Income
                                                          ----------      ----------     ---------      ----------

Primary:
- --------

Net income                                                                 $     229                     $     235
Dividend on Series B ESOP
    convertible preferred stock
    (after-tax)                                                                  (20)                          (20)
                                                                          ----------                    ----------
Adjusted net income                                                              209                           215

Weighted average number of
    shares outstanding                                         244.5                         224.9
Common stock equivalents:
    Stock options and other
    dilutive effect                                              2.2                           2.7
                                                          ----------      ----------     ---------      ----------
                                                               246.7      $      209         227.6      $      215
                                                          ==========      ==========     =========      ==========


Net income per common share                                          $0.85                         $0.95
                                                                     =====                         =====




Fully diluted:
- --------------

Net income                                                                 $     229                     $     235
Tax benefit differential on ESOP
    dividend assuming stock is
    fully converted                                                              -                              (1)
Assumed additional contribution
    to ESOP if preferred stock is
    fully converted                                                               (1)                           (1)
                                                                          ----------                    ----------
Adjusted net income                                                              228                           233

Weighted average number of
    shares outstanding (primary)                               246.7                         227.6
Maximum dilution                                                   1                           0.1
Convertible preferred stock                                     18.6                          19.6
                                                          ----------      ----------     ---------      ----------
                                                               266.3      $     228          247.3      $     233
                                                          ==========      ==========     =========      ==========


Net income per common share                                         $0.85                         $0.94
                                                                    =====                         =====

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